LOAN NUMBER	LOAN NAME	ACCT. NUMBER .	NOTE. DATE	INITIALS
501481	First Street Hospital, L.P.		05/04/10	MDT
NOTE AMOUNT	INDEX (w/Margin)	RATE	MATURITY DATE	LOAN PURPOSE
$250,000.00	Not Applicable	6,500%	02/04/11	Commercial
Creditor Use Only

PROMISSORY NOTE
(Commercial - Draw)

DATE AND PARTIES. The date of this Promissory Note {Note) is May 4, 2010. The parties and their addresses are:

LENDER:
THE BANK OF RIVER OAKS 2929 Kirby Drive
P.O. Box 131002
Houston, TX 77098
Telephone: 1713) 520-6257

BORROWER:
FIRST STREET HOSPITAL, L.P.
a Texas Limited Partnership
4801 Bissonnet
Bellaire, TX 77401

1. DEFINITIONS. As used in this. Note, the terms have the following meanings:

A. Pronouns. The pronouns "I," "me," and "my" refer to each Borrower signing this Note, individually and together. "You" and "Your" refer to the Lender.

B. Note. Note refers to this document, and any extensions, renewals, modifications and substitutions of this Note.

C. Loan. Loan refers to this transaction generally, including obligations and duties arising from the terms of all documents prepared or submitted for this transaction such as applications, security agreements, disclosures or notes, and this Note.

D. Loan Documents. Loan Documents refer to all the documents executed as a part of or in connection with the Loan.

E. Property. Property is any property, real, personal or intangible, that secures my performance of the obligations of this Loan.

F. Percent. Rates and rate change limitations are expressed as annualized percentages.

2. PROMISE TO PAY. For value received, I promise to pay you or your order, at your address, or at such other location as you may designate, amounts advanced from time to time under the terms of this Note up to the maximum total principal balance of $250,000.00 (Principal), plus interest from the date of disbursement, on the unpaid outstanding Principal balance until this Note is paid in full and you have no further obligations to make advances to me under the Loan.

3. ADVANCES. Advances under this Note are made according to the following terms and conditions.

A. Requests for Advances. My requests are a warranty that I am in compliance with all the Loan Documents. When required by you for a particular method of advance, my requests for an advance must specify the requested amount and the date and be accompanied with any agreements, documents, and instruments that you require for the Loan. Any payment by you of any check, share draft or other charge may, at your option, constitute an advance on the Loan to me. All advances will be made in United States dollars. I will indemnify you and hold you harmless for your reliance on any request for advances that you reasonably believe to be genuine. To the extent permitted by law, I will indemnify you and hold you harmless when the person making any request represents that I authorized this person to request an advance even when this person is unauthorized or this person's signature is not genuine.

I or anyone I authorize to act on my behalf may request advances by the following methods.

(1) I make a request in person.

I2) I make a request by phone.

First Street Hospital, L.P.
Texas Promissory Note
TXXXXAMUNlZ013000000000601010060310N	Wolters Kiuwer Financial Services ©1996, 2010 Bankers Systeme",	Page 1

(3) I make a request by mail.

(4) I make a request by email or fax.

B. Advance Limitations. In addition to any other Loan conditions, requests for, and access to, advances are subject to the following limitations.

(1) Obligatory Advances. You will make all Loan advances subject to this Agreement's terms and conditions.

(2) Minimum Advance. Subject to the terms and conditions contained in this Note, advances will be made in the amount of $2500.00.

(3) Maximum Frequency. Advances will be made no more frequently than Daily.

(4) Cut-Off Time. Requests for an advance received before 3:00:00 PM will be made on any day that you are open for business, on the day for which the advance is requested.

(6) Disbursement of Advances. On my fulfillment of this Note's terms and conditions, you will disburse the advance in any manner as you and I agree.

(6) Credit Limit. I understand that you will not ordinarily grant a request for an advance that would cause the unpaid principal of my Loan to be greater than the Principal limit. You may, at your option, grant such a request without obligating yourselves to do so in the future. I will pay any over advances in addition to my regularly scheduled payments. I will repay any over advance by repaying you in full within 10 days after the overdraft occurs.

(7) Records. Your records will be conclusive evidence as to the amount of advances, the Loan's unpaid principal balances and the accrued interest.

4.. INTEREST. Interest will accrue on the unpaid Principal balance of this Note at the rate of 6.500 percent (Interest Rate).

A. Post-Maturity Interest. After maturity or acceleration, interest will accrue on the unpaid Principal balance of this Note at 18.000 percent until paid in full.

B. Maximum Interest Amount. Any amount assessed or collected as interest under the terms of this. Note will be limited to the maximum lawful amount of interest allowed by state or federal law, whichever is greater. Amounts collected in excess of the maximum lawful amount will be applied first to the unpaid Principal balance. Any remainder will be refunded to me.

C. Statutory Authority. The amount assessed or collected on this Note is authorized by the Texas usury laws under Tex. Fin. Code, Ch. 303.

D. Accrual. Interest accrues using an Actual/360 days counting method.

5. PAYMENT. I agree to pay this Note on demand, but if no demand is made, I agree to pay this Note in installments of accrued interest beginning June 4, 2010, and then on the 4th day of each month thereafter. I agree to pay .the entire unpaid Principal and any accrued but unpaid interest on February 4, 2011.

Payments will be rounded to the nearest $.01. With the final payment I also agree to pay any additional fees or charges owing and the amount of any advances you have made to others on my behalf. Payments scheduled to be paid on the 29th, 30th or 31st day of a month that contains no such day will, instead, be made on the last day of such month.

Each payment I make on this Note will be applied first to interest that is duo, then to principal that is due, and finally to late charges that are due. If you and I agree to a different application of payments, we will describe our agreement on this Note. You may change how payments are applied in your sole discretion without notice to me. The actual amount of my final payment will depend on my payment record.

6. PREPAYMENT. I may prepay this Loan in full or in part at any time. Any partial prepayment will not excuse any later scheduled payments until I pay in full.

7. LOAN PURPOSE. The purpose of this Loan is to fund initial deposit on hospital equipment purchases,

B. DEFAULT. I understand that you may demand payment anytime at your discretion. For example, you may demand payment in full if any of the following occur:

A. Payments. I fail to make a payment in full when due.

B. Insolvency or Bankruptcy. The death, dissolution or insolvency of, appointment of a receiver by or on behalf of, application of any debtor relief law, the assignment for the benefit of creditors by or on behalf of, the voluntary or involuntary termination of existence by, or the commencement of any proceeding under any .present or future federal or state insolvency, bankruptcy, reorganization, composition or debtor relief law by or against me or any co-signer, endorser, surety or guarantor of this Note or any other obligations I have with you.

C. Business Termination. I merge, dissolve, reorganize, end my business or existence, or a partner or majority owner dies or is declared legally incompetent.

First Street Hospital, L.P.
Texas Promissory Note
TXXXXAMUNlZ013000000000601010060310N	Wolters Kiuwer Financial Services ©1996, 2010 Bankers Systeme",	Page 2

D. New Organizations. Without your written consent, I organize, merge into, or consolidate with an entity; acquire all or substantially all of the assets of another; materially change the legal structure, management, ownership or financial condition; or effect or enter into a domestication, conversion or interest exchange.

E. Failure to Perform. I fail to perform any condition or to keep any promise or covenant of this Note.

F. Other Documents. A default occurs under the terms of any other Loan Document.

G. Other Agreements. I am in default on any other debt or agreement I have with you.

H. Misrepresentation. I make any verbal or written statement or provide any financial information that is untrue, inaccurate, or conceals a material fact at the time it is made or provided.

I. Judgment I fail to satisfy or appeal any judgment against me.

J. Forfeiture. The Property is used in a manner or for a purpose that threatens confiscation by a legal authority.

K. Name Change. I change my name or assume an additional name without notifying you before making such a change.

L. Property Transfer. I transfer all or a substantial part of my money or property.

M. Property Value. You determine in good faith that the value of the Property has declined or is impaired.

N. Material Change Without first notifying you, there is a material change in my business, including ownership, management, and financial conditions.

0. Insecurity, You determine in good faith that a material adverse change has occurred in my financial condition from the conditions set forth in my most recent financial statement before the date of this Note or that the prospect for payment or performance of the Loan is impaired for any reason.

9. WAIVERS AND CONSENT. To the extent not prohibited by law, I waive protest, presentment for payment, demand, notice of acceleration, notice of intent to accelerate and notice of dishonor.

A. Additional Waivers By Borrower. In addition, I, and any party to this Note and Loan, to the extent permitted by law, consent to certain actions you may take, and generally waive defenses that may be available based on these actions or based on the status of a party to this Note.

(1) You may renew or extend payments on this Note, regardless of the number of such renewals or extensions.

(21 You may release any Borrower, endorser, guarantor, surety, accommodation maker or any other co-signer.

(3) You may release, substitute or impair any Property securing this Note.

(4) You, or any institution participating in this Note, may invoke your right of set-off.

(5) You may enter into any sales, repurchases or participations of this Note to any person in any amounts and I waive notice of such sales, repurchases or participations.

16) I agree that any of us signing this Note as a Borrower is authorized to modify the terms of this Note or any instrument securing, guarantying or relating to this Note.

B. No Waiver By Lender. Your course of dealing, or your forbearance from, or delay in, the exercise of any of your rights, remedies, privileges or right to insist upon my strict performance of any provisions contained in this Note, or any other Loan Document, shall not be construed as a waiver by you, unless any such waiver is in writing and is signed by you.

10. REMEDIES. After 1 default, you may at your option do any one or more of the following.

A. Acceleration. You may make all or any part of the amount owing by the terms of this Note immediately due.

B. Sources. You may use any and all remedies you have under state or federal law or in any Loan Document.

C. Insurance Benefits. You may make a claim for any and all insurance benefits or refunds that may be available on my default.

D. Payments Made On My Behalf. Amounts advanced on my behalf will be immediately due and may be added to the balance owing under the terms of this Note, and accrue interest at the highest post-maturity interest rate.

E. Termination. You may terminate my rights to obtain advances or other extensions of credit by any of the methods provided in this Note.

F. Set-Off. You may use the right of set-off. This means you may set-off any amount due and payable under the terms of this Note against any right I have to receive money from you.

My right to receive money from you includes any deposit or share account balance I have with you; any money owed to me on an item presented to you or in your possession for collection or exchange; and any repurchase agreement or other non-deposit obligation. "Any amount due and payable under the terms of this Note" means the total amount to which you are entitled to demand payment under the terms of this Note at the time you set-off.
Subject to any other written contract, if my right to receive money from you is also owned by someone who has not agreed to pay this Note, your right of set-off will apply to my interest in the obligation and to any other amounts I could withdraw on my sole request or endorsement.

First Street Hospital, L.P.
Texas Promissory Note
TX/4XXAM LIN I Z00000000000601010050310N	Wolters Kluwer Financial Services 01996, 2010 Bankers Systerngu	Page 3

Your right of set-off does not apply to an account or other obligation where my rights arise only in a representative capacity. It also does not apply to any Individual Retirement Account or other tax-deferred retirement account.

You will not be liable for the dishonor of any check when the dishonor occurs because you set-off against any of my accounts. I agree to hold you harmless from any such claims arising as a result of your exercise of your right of set-off.

G. Waiver, Except as otherwise required by law, by choosing any one or more of these remedies you do not give up your right to use any other remedy. You do not waive a default if you choose not to use a remedy. By electing not to use any remedy, you do not waive your right to later consider the event a default and to use any remedies if the default continues or occurs again.

11. COLLECTION EXPENSES AND ATTORNEYS' FEES. On or after Default, to the extent permitted by law, I agree to pay all expenses of collection, enforcement or protection of your rights and remedies under this Note or any other Loan .Document. Expenses include, but are not limited to, reasonable attorneys' fees, court costs, and other legal expenses. These expenses are due and payable immediately. If not paid, immediately, these expenses will bear interest from the date of payment until paid in full at the highest interest rate in effect as provided for in the terms of this Note. All fees and expenses will be secured by the Property I have granted to you, if any. In addition, to the extent permitted by the United States Bankruptcy Code, I agree to pay the reasonable attorneys' fees incurred by you to protect your rights and interests in connection with any bankruptcy proceedings initiated by or against me,

12. COMMISSIONS. I understand and agree that you (or your affiliate) will earn commissions or fees on any insurance products, and may earn such fees on other services that I buy through you or your affiliate.

13. WARRANTIES AND REPRESENTATIONS. I make to you the following warranties and representations which will continue as long as this Note is in effect:

A. Power. I am duly organized, and validly existing and in good standing in all jurisdictions in which I operate. I have the power and authority to enter into this transaction and to carry on my business or activity as it is now being conducted and, as applicable, am qualified to do so in each jurisdiction in which I operate.

B. Authority. The execution, delivery and performance of this Note and the obligation evidenced by this Note are within my powers, have been duly authorized, have received all necessary governmental approval, will not violate any provision of law, or order of court or governmental agency, and will not violate any agreement to which I am a party or to which I am or any of my Property is subject.

C. Name and Place of Business. Other than previously disclosed in writing to you I have, not changed my name or principal place of business within the last 10 years and have not used any other trade or fictitious name. Without your prior written consent, I do not and will not use any other name and will preserve my existing name, trade names and franchises.

14. APPLICABLE LAW. This Note is governed by the laws of Texas, the United States of America, and to the extent required, by the laws of the jurisdiction where the Property is located, except to the extent such state laws are preempted by federal law. In the event of a dispute, the exclusive forum, venue and place of jurisdiction will be in Texas, unless otherwise required by law.

15. JOINT AND INDIVIDUAL LIABILITY AND SUCCESSORS. My obligation to pay the Loan is independent of the obligation of any other person who has also agreed to pay it. You may sue me alone, or anyone else who is obligated on the Loan, or any number of us together, to collect the Loan. Extending the Loan or new obligations under the Loan, will not affect my duty under the Loan and I will still be obligated to pay the Loan. This Note shall inure to the benefit of and be enforceable by you and your successors and assigns and shall be binding upon and enforceable against me and my personal representatives, successors, heirs and assigns. -

16. AMENDMENT, INTEGRATION AND SEVERABILITY. This Note may not be amended or modified by oral agreement. No amendment or modification of this Note is effective unless made in writing and executed by you and me. This Note and the other Loan Documents are the complete and final expression of the agreement. If any provision of this Note is unenforceable, then the unenforceable provision will be severed and the remaining provisions will still be enforceable. No present or future agreement securing any other debt I owe you will secure the payment of this Loan if, with respect to this loan, you fail to fulfill any necessary requirements or limitations of Sections 19(a), 32 or 35 of Regulation Z or if, as a result, this Loan would become subject to Section 670 of the John Warner National Defense Authorization Act for Fiscal Year 2007,

17. INTERPRETATION. Whenever used, the singular includes the plural and the plural includes the singular. The section headings are for convenience only and are not to be used to interpret or define the terms of this Note.

18. NOTICE, FINANCIAL REPORTS AND ADDITIONAL. DOCUMENTS. Unless otherwise required by law, any notice will be given by delivering it or mailing it by first class mail to the appropriate party's address listed in the DATE AND PARTIES section, or to any other address designated in writing. Notice to one Borrower will be deemed to be notice to all Borrowers. I will inform you in writing of any change in my name, address or other application information. I will provide you any financial statement or information you request. All financial statements and information I give you will be correct and complete. I agree  to sign, deliver, and file any additional documents or certifications that you may consider necessary to perfect, continue, and preserve my obligations under this Loan and to confirm your lien status on any Property. Time is of the essence.

First Street Hospital, L.P.
Texas Promissory Note
TX/4XXAMUNIZ00000000000601010050310N	Wolters Kluwer Financial Services '61996, 2010 Bankers System &'	Page 4

19. CREDIT INFORMATION. I agree to supply you with whatever information you reasonably request. You will make requests for this information without undue frequency, and will give me reasonable time in which to supply the information.

20. ERRORS AND OMISSIONS. I agree, if requested by you, to fully cooperate in the correction, if necessary, in the reasonable discretion of you of any and all loan closing documents so that all documents accurately describe the loan between you and me. I agree to assume all costs including by way of illustration and not limitation, actual expenses, legal fees and marketing losses for failing to reasonably comply with your requests within thirty ISO) days.

21. WAIVER OF JURY TRIAL. All of the parties to this Note knowingly and intentionally, irrevocably and unconditionally, waive any and all right to a trial by jury in any litigation arising out of or concerning this Note or any other Loan Document or related obligation. All of these parties acknowledge that this section has either been brought to the attention of each party's legal counsel or that each party had the opportunity to do so.

THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND, TO THE EXTENT PERMITTED BY LAW, MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

22. SIGNATURES. By signing, I agree to the terms contained in this Note. I also acknowledge receipt of a copy of this Note.

BORROWER:

First Street Hospital, L.P.

By First Surgical Partners, L.L.C., Its General Partner

By	/s/ Tony Rotondo	Date	5/4/10
Tony Rotondo, Member

By	/s/ Jacobo Varon	Date	5/4/10
Jacobo Varon, Member

LENDER:

The Bank of River Oaks

By	/s/ Mark D Troth	Date	5/4/10
Mark D Troth, President

First Street Hospital, L.P.
Texas Promissory Note
TX/4XXAMUNIZ00000000000601010050310N	Wolters Kluwer Financial Services '61996, 2010 Bankers System &'	Page 5

DISBURSEMENT AUTHORIZATION

DATE AND PARTIES. The date of this Disbursement Authorization is May 4, 2010. The parties and their addresses are:

LENDER:

THE BANK OF RIVER OAKS
2929 Kirby Drive
P.O. Box 131002
Houston, TX 77098
Telephone: (713) 520-6257

BORROWER:

FIRST STREET HOSPITAL, L.P.
a Texas Limited Partnership
4801 Bissonnet
Bellaire, TX 77401

1. DEFINITIONS. As used in this Disbursement Authorization, the terms have the following meanings:

A. Pronouns. The pronouns "1", "me" and "my" refer to all Borrowers signing this Disbursement Authorization, individually and together. "You" and "Your" refer to the Lender.

B. Loan. "Loan" refers to this transaction generally, including obligations and duties arising from the terms of all documents prepared or submitted for this transaction such as applications, security agreements, disclosures or notes, and this Disbursement Authorization.

2. DISBURSEMENT SUMMARY. The following summarizes the disbursements from the Loan.

Loan		$250,000.00
Cash. Paid In	$0.00
Amount Contributed by Borrower	$0.00
Total Cash Received		$0.00
Disbursed to Borrowers	$0.00
Disbursed to Lender	$0,00
Disbursed to Other Payees	$0.00
Total Amounts Disbursed		$0.00
Amount Remaining To Be Disbursed		$250,000.00
Undisbursed Fees/Charges		$0.00

3. DISBURSEMENT AUTHORIZATION, I authorize you to disburse the following amounts from my Loan.

DISBURSED TO:	DATE:	AMOUNT DISBURSED:
Disbursements to Borrower:		$0.00
Disbursements to Lender:		$0.00
Disbursements to third parties:		$0.00
TOTAL DISBURSED:		$0.00

Amount remaining to be disbursed, if any: $250,000.00

First Street Hospital, L.P.
Disbursement Authorization
TX/4XXAMUNIZ00000000000601010050310N	Wolters Kluwer Financial Services ©1396, 2010 Bankers Systeme'	Page 1

acknowledge receipt of a copy of this Disbursement Authorization on May 4, 2010.

BORROWER:

First Street Hospital, L.P.

By First Surgical Partners, L.L.C., Its General Partner

By	/s/ Tony Rotondo	Date	5/4/10
Tony Rotondo, Member

By	/s/ Jacobo Varon	Date	5/4/10
Jacobo Varon, Member

First Street Hospital, L.P.
Disbursement Authorization
TX14-XXAMUNIZ00000000000601010050310N	Wolters Kluwer' Financial Services '41996, 2010 Bankers SystemsTM	Page 2

AUTOMATIC TRANSFER AUTHORIZATION

DATE AND PARTIES. The date of this Automatic Transfer Authorization (Authorization) is May 4, 2010. The parties and their addresses are:

ACCOUNT HOLDER:

FIRST STREET HOSPITAL L.P.
a Texas Limited Partnership
4801 Bissonnet
Bellaire, TX 77401

LENDER:

THE BANK OF RIVER OAKS
2929 Kirby Drive
P.O. Box 131002
Houston, TX 77098

The pronouns you or "your" refer to the Lender. The pronouns "I", "me" and "my" refer to the Account Holder.

TRANSFER AUTHORIZATION.

From Debited Account:

Account No. 1 102946

Account Title. First Street Hospital, L.P.

Account Type. Checking To Credited Account (Loan): Loan/Account No. 501481

Loan/Account Title. First Street Hospital, L.P.

Loan/Account Type. Interest Only Line of Credit

You will make transfers on the following basis:

Amount to be Transferred. 677.08

Effective Date. 06/04/2010 Termination Date. 02/04/2011

Frequency. Monthly

First Street Hospital, L.P. Automatic Transfer Authorization
TX/4XXAMUNIZ00000000000601010050310N	Wolters Kluwer Financial Services '1996, 2010 Bankers Systems"'	Page 1

First Street Hospital, L.P.
Texas Promissory Note
TX/4XXAMUNIZ00000000000601010050310N	Wolters Kluwer Financial Services '61996, 2010 Bankers System &'	Page 3

AMENDMENTS AND TERMINATION.

I authorize you to charge my Debited Account (Account) for all payments due on the above described Credited Account (Loan). You may continue to charge the Account until the Loan is paid or until I provide you with written notice of cancellation.

I understand and agree that if a payment due date falls on a non-business day, the payment amount will be debited from the Account and credited to the Loan as a loan payment on the next day you are open for regular business.

I further understand and agree that if the Account does not have a sufficient balance on a day that a payment is to be debited from the Account and credited to the Loan, you may, at your option, suspend further efforts to debit the Account and look to me for the payment and all subsequent payments until such time as all payments under the Loan are current. In no event will availability of any credit line that I may have with you be used in determining whether the Account has a sufficient balance.

At your option and sole discretion, you may resume charging the Account without further instruction from me once all payments are current. In the event that you do not resume charging to the Account, you will notify me in writing that this authorization has been cancelled. Such cancellation of this authorization does not excuse me from making timely payment under the terms of the Loan.

In any event, you, at your option, may cancel this authorization at any time.

SIGNATURES. By signing, I agree to the terms contained in this Authorization. I also acknowledge receipt of a copy of this Authorization.

ACCOUNT HOLDER:

First Street Hospital, L.P.

By First Surgical Partners, L.L.C., Its General Partner

By	/s/ Tony Rotondo
Tony Rotondo, Member

By	/s/ Jacobo Varon
Jacobo Varon, Member

LENDER:

The Bank of River Oaks

By	/s/ Mark D Troth
Mark D Troth, President

First Street Hospital, L.P. Automatic Transfer Authorization
TX/4XXAMUNIZ00000000000601010050310N	Wolters Kluwer Financial Services 01996, 2010 Bankers Systems'"'	Page 2

First Street Hospital, L.P.
Texas Promissory Note
TX/4XXAMUNIZ00000000000601010050310N	Wolters Kluwer Financial Services '61996, 2010 Bankers System &'	Page 4

THE BANK OF RIVER OAKS,
a Texas banking corporation

ARBITRATION PROGRAM

Borrower's Name: First Street Hospital, L.P.

Loan Amount: $250,000.00 ALOCDate of Note: 05/04/10

Binding Arbitration. Upon the request of any party (hereinafter collectively referred to as the "parties," and individually as a "party"), whether such request is made before or after the institution of a legal proceeding, any Dispute (hereinafter defined) shall be resolved by mandatory and binding arbitration in accordance with the terms of this Arbitration Program. Any party to this Arbitration Program may, by summary proceedings (e.g., a plea in abatement or a motion to stay further proceedings), bring an action in a court of law to compel arbitration of any Dispute. For purposes of this Arbitration Program, the term Dispute shall mean any claim, controversy, dispute or action of any kind, whether in contract or tort, under statutory or common law, or legal or equitable, now existing or hereafter arising between or among the parties, arising out of or in connection with (i) the agreement, document or instrument to which this Arbitration Program is attached or in which it is referred to or any related agreements, documents, or instruments (the "Documents"); (ii) all past and present loans, credits, accounts, deposit accounts (whether demand deposits or time deposits), safe deposit boxes, safekeeping agreements, guarantees, letters of credit, goods or services or other transactions, contracts or agreements; (iii) any incidents, omissions, acts, practices or occurrences causing injury to either party whereby the other party or its agents, employees or representatives may liable, in whole or in part; or (iv) any aspect of the past or present relationships of the parties.

Governing Law and Rules. If any of the parties elect to proceed under this Arbitration Program, the Dispute shall be resolved by mandatory and binding arbitration administered by the American Arbitration Association (the "AAA") pursuant to the Federal Arbitration Act (Title 9 of the United States Code) in accordance with this Arbitration Agreement and the Commercial Arbitration Rules of the AAA. If Title 9 of the United States Code is inapplicable to any such Dispute for any reason, such arbitration shall be conducted pursuant to the Texas General Arbitration Act (Texas Civil Practices and Remedies Code, Chapter 171) and in accordance with this Arbitration Agreement and the Commercial Arbitration Rules of the AAA. To the extent that any inconsistency exists between this Arbitration Agreement and such statutes and rules, this Arbitration Agreement shall control. Judgment upon the award rendered by the arbitrators may be entered in and enforced by any court having jurisdiction, and in accordance with the practice of such court; provided, however, that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. ' 91; Texas Finance Code' 31.008, Texas Civil Practice and Remedies Code' 30.007, or any other laws of the United Stabs or the State of Texas protecting banks.

Location and Length of Arbitration Proceedings. Arbitration proceedings hereunder shall be conducted in Harris County, Texas, unless otherwise agreed to in writing by the parties. To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within one hundred eighty (180) days of the filing of the Dispute with the AAA.

Selection of Arbitrator(s); Scope of Award; Modification or Vacation of Award. All arbitrators shall have substantial experience and expertise in the field of the matter or matters in Dispute. If the Dispute involves banking laws or regulations, all arbitrators shall be knowledgeable with respect to federal and state banking laws and regulations governing commercial banks doing business in Texas. With respect to a Dispute in which the claim or amount in controversy does not exceed $500,000.00, a single arbitrator (who shall have authority to render a maximum award of $500,000.00, including all damages of any kind and costs, fees and the like) shall be chosen and shall decide the Dispute. With respect to a Dispute in which the claim or amount in controversy exceeds $500,000.00, the Dispute shall be decided by a majority vote& three (3) arbitrators. The arbitrators shall resolve all Disputes in accordance with the applicable substantive law. Arbitrators shall be be empowered to impose sanctions and to take such other actions as the arbitrators deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure (if the Dispute is being resolved pursuant to the Federal Arbitration Act), the Texas Rules of Civil Procedure (if the Dispute is being resolved pursuant to the Texas General Arbitration Act) and applicable law. The arbitrators may grant any remedy or relief that the arbitrators deem just and equitable and within the scope of this Arbitration Program. The arbitrators may also grant such ancillary relief as is necessary to make effective the award. To the extent permitted by applicable law, the arbitrator shall award recovery of all costs and fees, including attorneys' fees, administrative fees and arbitrators' fees, to the prevailing party.

B1B

In all arbitration proceedings in which the amount in controversy exceeds $500,000.00, in the aggregate, the arbitrators shall make specific, written findings of fact and conclusions of law. In all arbitration proceedings in which the amount in controversy exceeds $500,000.00, in the aggregate, the parties shall have, in addition to the limited statutory right to seek vacation or modification of an award pursuant to applicable law, the right to seek vacation or modification of any award that is based on whole, or in part, on an incorrect or erroneous ruling of law, by appeal to an appropriate court having jurisdiction; provided, however, that any such application for vacation or modification of an award based on an incorrect ruling of law must be filed in a court having jurisdiction over the Dispute within fifteen (15) days from the date the award is rendered. The arbitrator's findings of fact shall be binding on all parties and shall not be subject to further review except as otherwise allowed by applicable law.

The parties enter into this Arbitration Program in order to reduce the expense, including discovery, of any proceeding. Discovery shall be allowed only in conformity with the applicable rules governing the arbitration. To the extent that the rules give the arbitrator discretion to allow discovery, the parties agree that the arbitrators shall allow only such discovery as is necessary and shall, in all matters, attempt to limit discovery.

No Waiver of Remedies. No provision of, nor the exercise of any rights under, this Arbitration Program shall limit the right of any party, and the pa-ties shall have the right during any Dispute, to employ other remedies, including, without limitation: (i) foreclosing against any real or personal property collateral or other security by the exercise of a power of sale under a deed of trust, mortgage or other security agreement or instrument, or applicable law; (ii) exercising self-help remedies (including, without limitation, setoff rights); or (iii) obtaining provisional or ancillary remedies such as, without limitation, injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver from a court having jurisdiction fore, during or after the pendency of any arbitration. The institution and maintenance of an action for judicial relief, pursuit of ' provisional or ancillary remedies or exercise of self-help remedies shall not constitute a waiver of the right of any party, including without limitation the plaintiff, to submit any Dispute to arbitration, nor render inapplicable the compulsory arbitration provisions hereof.

In Disputes involving indebtedness or other monetary obligations, each party agrees that the other party may proceed against all liable persons, jointly and severally, or against one or more of them, being less than all, without impairing rights against other liable person (including without limitation, sureties or guarantors) in any proceeding against a particular persons. A party may releaser settle with one or more liable persons as the party deems fit without releasing or impairing rights to proceed against any persons not so released.

Statutes of Limitation; Attorney-Client Privilege; Confidentiality. All statutes of limitation that would otherwise be applicable to a Dispute shall apply to any arbitration proceeding. Any attorney-client privilege or other protection against disclosure of confidential information, including without limitation any protection afforded the work-product of any attorney, that could otherwise be claimed by any party shall be available to, and may be claimed by, any such party in any arbitration proceeding. No party waives any attorney-client privilege or any other protection against disclosure of confidential information by reason of anything contained in or done pursuant to or in connection with this Arbitration Program. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential. All proceedings arising out of this Arbitration Program shall be private. The parties shall not make known any documents or information received in connection with the arbitration proceedings, except as required in a later judicial or regulatory proceeding or examination. Before disclosing information received during arbitration, a party shall notify the other party in writing of its planned disclosure and the exception under the disclosure. The notifying party shall provide the other party with a reasonable opportunity to stop or limit disclosure. Any arbitrators, witnesses or court reporters shall sign appropriate non-disclosure agreements in order to carry out this agreement.

B2B

General Matters. This Arbitration Program constitutes the entire agreement of the parties with respect to its subject matter and supersedes all prior discussions, arrangements, negotiations, and other communications on dispute resolution. The provisions of this Arbitration Program shall survive any termination, amendment or expiration of the Documents unless the parties otherwise expressly agree in writing. This Arbitration Program may be amended, changed or modified only by the express provisions of a writing which specifically refers to this Arbitration Program and which is signed by all of the parties hereto. If any provision of this Arbitration Program is found to be unenforceable, unlawful or invalid in any respect, then such provision shall be deemed severable from the remaining provisions, and the enforceability, lawfulness and validity of the remaining provisions will not be affected or impaired. This Arbitration Program shall be binding on and inure to the benefit of the heirs, executors, representatives, trustee, successors and assigns of the parties. The captions or headings in this Arbitration Program are for convenience only and shall not be used to interpret or construe any of this Arbitration Program.

Imaging. The undersigned understand and agree that Lender's document retention policy involves the imaging of executed loan documents and the destruction of the paper originals. The undersigned waive any right to claim that imaged copies of the loan documents are not originals.

Facsimile Copies. The undersigned agree that an executed facsimile (faxed or scanned) copy of any document executed in connection with the Loan shall be deemed to be of the same force and effect as the original, manually executed document.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE ARBITRATION PROGRAM.

AGREED AND ACCEPTED BY THE PARTIES
HERETO THIS (4)DAY OF (MAY), 2010:

DEBTORS OR CUSTOMERS:
First Street Hospital
By:      First Surgical Partners, L.L.C., Its General Partner

By: /s/ Tony Rotondo
Tony Rotondo, Member

THE BANK OF RIVER OAKS,
A Texas Banking Corporation

/s/ Mark Troth

B3B

1. ENTITY CERTIFICATIONS. I, Tony Rotondo, Member of First Surgical Partners, L.L.C., Its General Partner of First Street Hospital, L.P. Jacobo Varon, Member of First Surgical Partners, L.L.C., Its General Partner of First Street Hospital, LP. certify that:

A. I am designated to act on behalf of First Street Hospital, L.P. , Federal Tax Identifying Number 20-4464983 (Limited Partnership).

B. I am authorized and directed to execute an original or a copy of this Authorization to Financial Institution, and anyone else requiring a copy.

C. Limited Partnership is properly formed and validly existing under the laws of Texas and that Limited Partnership has the power and authority to conduct business and other activities as now being conducted.

D. Limited Partnership has the power and authority to adopt and provide this Authorization and to confer the powers granted in this Authorization; the designated Agents have the power and authority to exercise the actions specified in this Authorization; and Limited Partnership properly adopted these authorizations and appointed the Agents and me to act on its behalf.

E. Limited Partnership will not use any trade name or fictitious name without Financial Institution's prior written consent and will preserve Limited Partnership's existing name, trade names, fictitious names and franchises.

F. Limited Partnership will notify Financial Institution before reorganizing, merging, consolidating, recapitalizing, dissolving or otherwise materially changing ownership, management or organizational form. Limited Partnership will be fully liable for failing to notify Financial Institution of these material changes.

2. GENERAL AUTHORIZATIONS. I certify Limited Partnership authorizes and agrees that:

A. The Bank of River Oaks (Financial Institution) is designated to provide Limited Partnership the financial accommodations indicated in this Authorization.

B. All prior transactions obligating Limited Partnership to Financial Institution by or on behalf of Limited Partnership are ratified by execution of this Authorization.

C. Any Agent, while acting on behalf of Limited Partnership, is authorized, subject to any expressed restrictions, to make all other arrangements with Financial Institution which are necessary for the effective exercise of the powers indicated within this Authorization.

D. The signatures of the Agents are conclusive evidence of their authority to act on behalf of Limited Partnership.

E. Unless otherwise agreed to in writing, this Authorization replaces any earlier related Authorization and will remain effective until Financial Institution receives and records an express written notice of its revocation, modification or replacement. Any revocation, modification or replacement of this Authorization must be accompanied by documentation, satisfactory to Financial Institution, establishing the authority for the change.

F. Limited Partnership agrees not to combine proceeds from collateral securing any debts owed to Financial Institution with unrelated funds.

G. Financial Institution may verify credit history of Limited Partnership by obtaining a credit report from a credit reporting agency or any other necessary means.

3. SPECIFIC AUTHORIZATIONS. The following persons (Agents) are authorized to act on behalf of Limited Partnership in fulfilling the purposes of this Authorization:

Name and Title and, if Applicable,	Signature	Facsimile Signature
Representative Entity's Name and
Relationship to Authorizing Entity

Tony Rotondo, Member of First Surgical Partners, L.L.C., Its General Partner, of First Street Hospital, L.P.	/s/ Tony Rotondo
Jacobo Varon, Member of First Surgical Partners, L.L.C., Its General Partner, of First Street Hospital, L.P.	/s/ Jacobo Varon

First Street Hospital, L.P.
Texas Authorization
TXP4XXAMONIZ00000000000601010050310N	Wolters Kluwer Financial Services @1996, 2010 Bankers SystemsTm	Page 1

Limited Partnership authorizes and directs the designated Agents to act, as indicated, on Limited Partnership's behalf to:

A.Borrow money or obtain other credit or financial accommodation from Financial Institution on behalf of and in the name of Limited Partnership on the terms agreed to with Financial Institution. The designated agents may execute and endorse promissory notes, acceptances or other evidences of indebtedness.

This power may only be exercised by First Surgical Partners, L.L.C., Its General Partner and requires one authorized signature.

B.Grant a security interest, lien or other encumbrance to Financial Institution in any or all real or personal property that Limited Partnership now owns or may acquire in the future for the payment or performance of all debts, liabilities and obligations of every type and description owed now or in the future by Limited Partnership to Financial Institution.

This power may only be exercised by First Surgical Partners, L.L.C., Its General \Partner and requires one authorized signature.

C.Receive and acknowledge receipt for funds, whether payable to the order of Limited Partnership or an Agent, without additional certification as to the use of the proceeds.

This power may only be exercised by First Surgical Partners, L.L.C., Its General Partner and requires one authorized signature.

D.Periodically amend, restructure, renew, extend, modify, substitute or terminate any agreements or arrangements with Financial Institution that relate to this Authorization.
This power may only be exercised by First Surgical Partners, L.L.C., Its General Partner and requires one authorized signature.

E.Execute other agreements that Financial Institution may require, and perform or cause to be performed any further action necessary to carry out the purposes of this Authorization.

This power may only be exercised by First Surgical Partners, L.L.C., Its General Partner and requires one authorized signature.

F.Sign or endorse using facsimile signatures adopted by Limited Partnership. Financial Institution may rely on those facsimile signatures that resemble the specimens within this Authorization or the specimens that Limited Partnership periodically files with Financial Institution, regardless of by whom or by what means the signatures were affixed.

4. INTERPRETATION. Whenever used, the singular includes the plural and the plural includes the singular. The section headings are for convenience only and are not to be used to interpret or define the terms of this Authorization.

SIGNATURES. By signing, I certify and agree to the terms contained in this Authorization on behalf of Limited Partnership on May 4, 2010. t also acknowledge receipt of a copy of this Authorization.

AUTHORIZATION'S SIGNER:

First Street Hospital, L.P.

By First Surgical Partners, L.L.C., Its General Partner

By	/s/ Tony Rotondo
Tony Rotondo, Member

By	/s/ Jacobo Varon
Jacobo Varon, Member

Notary or Acknowledgment H'-re ( ptional)

First Street Hospital, L.P.
Texas Authorization
TX/4XXAMUN IZ0000000000060101005031ON	Wolters Kluwer Financial Services '1996, 2010 Bankers SystemsTM	Page 4

Acct/Loan #	FOR FINANCIAL INSTITUTION USE ONLY Authorization and agreement completed and effective for the Financial Institution.	by

First Street Hospital, L.P.
Texas Authorization
TX/4XXAMUN IZ0000000000060101005031ON	Wolters Kluwer Financial Services '1996, 2010 Bankers SystemsTM	Page 3